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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use of our report dated February 3, 1997 on the consolidated financial statements of Central Newspapers, Inc. and to the reference to our Firm under the captions "Experts" and "Selected Consolidated Financial Data" in this Amendment No. 3 to Registration Statement on Form S-3 (File No. 333-67077) and to the incorporation by reference therein of our report dated February 3, 1997, with respect to the consolidated financial statements of Central Newspapers, Inc. as of December 29, 1996 and for each of the two fiscal years in the period ended December 29, 1996, included in its Annual Report on Form 10-K for the fiscal year ended December 28, 1997.


/s/ Olive LLP
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Olive LLP

Indianapolis, Indiana

March 9, 1999